Exhibit 3.3

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

RISE OIL & GAS, INC.

Pursuant to the provisions of Sections 78.385, 78.390 and 78.403 of the Chapter 78 of the Nevada Revised Statutes, Rise Oil & Gas, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), hereby amends and restates its original Articles of Incorporation in their entirety to read as set forth in these Amended and Restated Articles of Incorporation of Rise Oil & Gas, Inc. (these “Amended and Restated Articles of Incorporation” and as subsequently amended, restated, amended and restated, or otherwise modified from time to time, including any duly filed certificate of designation relating thereto, these “Articles of Incorporation”).

ARTICLE I

NAME

The name of the Corporation is Rise Oil & Gas, Inc. (the “Corporation”).

Article II

PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful acts and activities for which corporations may be organized under Chapter 78 of the Nevada Revised Statutes (together with any successor statutes “NRS”) and to exercise any powers permitted to corporations under the laws of the State of Nevada.

Article III

Capital Stock

Section 1. Capital Stock.

(a) Authorized Shares. The aggregate number of shares of all classes of stock which the Corporation shall have the authority to issue is One Hundred and Ten Million (110,000,000), consisting of two classes of shares to be designated, respectively, as “Common Stock” and “Preferred Stock,” with all of such shares having a par value of $0.001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is Ten Million (10,000,000) shares.

(b) Reverse Stock Split. Upon these Amended and Restated Articles of Incorporation becoming effective pursuant to the NRS (the “Effective Time”), each five (5) shares of Common Stock that are issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof or the Corporation, be combined, converted, and changed into one (1) share of fully paid and nonassessable Common Stock, with all resulting fractional shares of Common Stock rounded up to the nearest whole number of shares on a per stockholder basis (the “Reverse Stock Split”). The par value per share of the Common Stock shall not be affected by the Reverse Stock Split. No fractional shares of Common Stock shall be issued or issuable as a result of or in connection with the Reverse Stock Split, rather, any fractional share interests created as a result of the Reverse Stock Split shall be rounded up to the nearest whole number of shares on a per stockholder basis. For the avoidance of doubt, stockholders who would otherwise be entitled to receive a fractional share interest as result of the Reverse Stock Split shall receive one (1) whole share of the fully paid and nonassessable post-Reverse Stock Split shares of Common Stock of the Corporation in lieu of any such fractional share interest created as a result of the Reverse Stock Split.

(c) Increase or Decrease in Authorized Shares. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock, voting together as a single class and without a separate vote of any holders of the Common Stock or Preferred Stock or of any series thereof, unless a separate vote of any such holders is required pursuant to the terms of any certificate of designations for a series of Preferred Stock, irrespective of the provisions of Section 78.207 of the Nevada Revised Statutes (the “NRS”) or any successor provisions thereof that would otherwise require that any such proposed increase or decrease to the number of authorized shares of any class or series be approved by the separate vote of the holders of shares representing a majority of the voting power of each class or series affected by such increase or decrease. Notwithstanding the forgoing provisions of this Section 1(c), the Board of Directors shall have the authority, pursuant to Section 78.207(1) of the NRS, to change the number of authorized shares of any class or series of the capital stock of the Corporation by increasing or decreasing the number of authorized shares of the class or series and correspondingly increasing or decreasing the number of then outstanding shares of the same class or series, by a resolution adopted by the Board of Directors and without obtaining the approval of the stockholders of the Corporation.

(d) Decrease in Number of Outstanding Shares. The number outstanding shares of Preferred Stock or Common Stock may be decreased from time to time (without correspondingly decreasing the number of authorized shares of the same class or series) by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock, voting together as a single class and without a separate vote of any holders of the Common Stock or Preferred Stock or of any series thereof, unless a separate vote of any such holders is required pursuant to the terms of any certificate of designations for a series of Preferred Stock, irrespective of the provisions of Section 78.2055 of the NRS or any successor provisions thereof that would otherwise require that any such proposed decrease to the number of outstanding shares of any class or series be approved by the separate vote of the holders of shares representing a majority of the voting power of each class or series affected by such decrease.

(e) Facts or Events Ascertainable Outside of Articles of Incorporation. Any of the voting powers, designations, preferences, limitations, restrictions and relative rights of any class or series of stock of the Corporation may be made dependent upon any fact or event which may be ascertained outside these Articles of Incorporation if the manner in which a fact or event may operate upon the voting powers, designations, preferences, limitations, restrictions and relative rights is stated in these Articles of Incorporation (including any duly filed certificate of designation relating thereto), all to the full extent permitted by the NRS.

Section 2. Common Stock

(a) Voting Rights. Except as otherwise expressly provided by law or in this Article III, each outstanding share of Common Stock shall be entitled to one (1) vote on each matter to be voted on by the stockholders of the Corporation.

(b) Liquidation Rights. Subject to any prior or superior rights of liquidation as may be conferred upon any shares of Preferred Stock, and after payment or provision for payment of the debts and other liabilities of the Corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock then outstanding shall be entitled to receive all of the assets and funds of the Corporation remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.

(c) Dividends. Dividends may be paid on the outstanding shares of Common Stock as and when declared by the Board of Directors, out of funds legally available therefore, provided, however, that no dividends shall be made with respect to the Common Stock until any preferential dividends required to be paid or set apart for any shares of Preferred Stock have been paid or set apart.

(d) Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the amended and restated bylaws of the Corporation (as amended, restated, amended and restated, or otherwise modified, the “Bylaws”) shall be vested in the Common Stock.

Section 3. Preferred Stock

(a) Designation. The Board of Directors, without stockholder action, is hereby expressly vested with the authority to provide, by resolution or resolutions adopted by the Board of Directors and a certificate of designations filed with the Secretary of State of the State of Nevada pursuant to Section 78.1955 of the NRS, for the issuance of authorized shares of Preferred Stock from time to time in one or more series, and in connection with the creation of any such series, to adopt one or more resolutions establishing the number of shares of each such series and fixing the voting powers, designations, preferences, limitations, restrictions, and relative rights of any such series of Preferred Stock including, without limiting the generality of the foregoing: (i) the voting rights relating to the shares of Preferred Stock of any series (which voting rights, if any, may be full or limited, may vary over time, and may be applicable generally or only upon any stated fact or event); (ii) the rate of dividends (which may be cumulative or noncumulative), the condition or time for payment of dividends and the preference or relation of such dividends to dividends payable on any other class or series of capital stock of the Corporation; (iii) the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation; (iv) the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock of the Corporation or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable); and (v) whether the shares of any series of Preferred Stock shall be subject to redemption by the Corporation (in addition to any right of redemption pursuant to these Articles of Incorporation) and if subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption.

(b) Facts or Events Ascertainable Outside of Articles of Incorporation. Any of the powers, designations, preferences, limitations, restrictions and relative rights of any series of Preferred Stock may be made dependent upon any fact or event which may be ascertained outside these Articles of Incorporation (including any duly filed certificate of designation relating thereto) if the manner in which the fact or event may operate on the voting powers, designations, preferences, limitations, restrictions and relative rights such series is stated in these Articles of Incorporation or any duly filed certificate of designation relating thereto, all to the full extent permitted by the NRS. As used in this section, “fact or event” includes, without limitation, the existence of a fact or occurrence of an event, including, without limitation, a determination or action by a person, government, governmental agency or political subdivision of a government. Unless the Board of Directors provides to the contrary in the resolution which fixes the characteristics of a series of Preferred Stock, neither the consent by series, or otherwise, of the holders of any outstanding shares of Preferred Stock nor the consent of the holders of any outstanding shares of Common Stock shall be required for the issuance of shares of any new series of Preferred Stock regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding shares of any other series of Preferred Stock or the Common Stock.

(c) Certificates of Designation. Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate of designation setting forth a copy of the resolution or resolutions of the Board of Directors, and establishing the voting powers, designations, preferences, the relative, participating, optional, or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the Board of Directors to be issued shall be made and signed by an officer of the Corporation and filed in the manner prescribed by the NRS.

Article IV

Board of Directors

Section 1. Number of Directors. Subject to the special rights, if any, of the holders of any then outstanding series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed from time to time exclusively by resolutions adopted by the Board of Directors in the manner provided in the Bylaws; provided that no decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 2. Classified Board. Upon the effectiveness of the Corporation’s registration statement on Form S-1 with respect to its initial public offering of Common Stock (the “Effective Time”), the Board of Directors shall be classified and divided into three classes, as nearly equal in number as possible, to be designated: Class I, Class II and Class III. The Board of Directors is authorized to assign directors already in office immediately prior to the Effective Time to such classes as it may determine at or prior to such Effective Time. In case of any increase or decrease, from time to time, in the total number of directors, the number of directors in each class shall be established and apportioned (or re-apportioned) by resolution of the Board of Directors such that (i) each class is as nearly equal in number as possible, and (ii) at least one-fourth (or such other fraction as required by the NRS) of the total number of directors are elected at each annual meeting.

Section 3. Election. Subject to the rights, if any, of the holders of any then outstanding series of Preferred Stock, each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each director initially appointed to Class I shall serve for an initial term expiring at the Corporation’s first annual meeting of stockholders following the Effective Time; each director initially appointed to Class II shall serve for an initial term expiring at the Corporation’s second annual meeting of stockholders following the Effective Time; and each director initially appointed to Class III shall serve for an initial term expiring at the Corporation’s third annual meeting of stockholders following the Effective Time; provided further, that the term of each director shall continue until the election and qualification of his or her successor and shall be subject to such director’s earlier death, retirement, disqualification, resignation or removal.

Section 4. Vacancies. Except as otherwise required by applicable law and subject to the rights, if any, of the holders of any then outstanding series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board of Directors that results from the death, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, though less than a quorum, or by a sole remaining director, and not by the stockholders of the Corporation. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until the election and qualification of his or her successor or until such director’s earlier death, retirement, disqualification, resignation or removal.

Article V

Limitation on Personal Liability

To the fullest extent that the NRS or any other law of the State of Nevada as it exists on the effective date of this provision or as thereafter amended permits the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be individually liable to the Corporation, its stockholders, or creditors for money damages for any action taken, or any failure to take any action, in his or her capacity as a director or officer of the Corporation, except as limited by the NRS. No amendment to, or modification or repeal of, this Article V shall adversely affect any right or protection of a director or officer of the Corporation existing under this provision with respect to any act or omission occurring before such amendment, modification or repeal.

Article VI

Acquisition of Controlling interest

The Corporation shall not be subject to or governed by any of the provisions of Sections 78.378 through 78.3793 of the NRS, as such statutes may be amended from time to time, or any successor statutes regarding the acquisition of a “control interest” (as defined in the NRS) in the Corporation (referred to herein as the “Control Share Statutes”), until immediately following the time at which each of Kelly Hoffman and Daniel Wilson (each, a “Founder” and collectively, the “Founders”) cease to individually own, beneficially or of record, shares of Common Stock representing at least fifteen percent (15%) of the voting power of the then outstanding shares capital stock of the Corporation entitled to vote in the election of directors, and the Corporation shall thereafter be subject to and governed by the provisions of the Control Share Statutes, if and for so long as, the Control Share Statutes are otherwise applicable to the Corporation.

Article VII

Combinations with Interested Stockholders

The Corporation shall not be subject to or governed by any of the provisions of Sections 78.411 through 78.444 of the NRS, as such statutes may be amended from time to time, or any successor statutes regarding certain business combinations with “interested stockholders” (as defined in the NRS) or an interested stockholder’s affiliates or associates (referred to herein as the “Business Combination Statutes”), until immediately following the time at which each of the Founders cease to individually own, beneficially or of record, shares of Common Stock representing at least fifteen percent (15%) of the voting power of the outstanding shares capital stock of the Corporation entitled to vote in the election of directors, and the Corporation shall thereafter be subject to and governed by the provisions of the Business Combination Statutes, if and for so long as, the Business Combination Statutes are otherwise applicable to the Corporation.

Article VIII

Indemnification of Directors and Officers

The Corporation shall indemnify, and advance expenses as they are incurred to, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of the Corporation, or who is serving at the request or direction of the Corporation as a director of another Corporation or other enterprise, against expenses including attorney’s fees, judgments, fines and amount paid in settlement, actually and reasonably incurred by such person in connection with the action, suit or proceeding, to the full extent permitted by Nevada law.

ARTICLE IX

BYLAWS

The authority to adopt, amend, or repeal the Bylaws of the Corporation is granted exclusively to the Board of Directors.

ARTICLE X

EXCLUSIVE FORUM FOR ADJUDICATION OF DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought in the name or right of the Corporation or on its behalf; (ii) any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation in such capacity to the Corporation or the Corporation’s stockholders; (iii) any action arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of the Corporation’s Articles of Incorporation or the Bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of the Corporation’s Articles of Incorporation or the Bylaws, shall be the Eighth Judicial District Court of Clark County, Nevada. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any action the subject matter of which is within the scope of the preceding sentence (each an “Action”), the federal district court for the District of Nevada shall be the exclusive forum for such Action. If any Action is filed in a court other than a state or federal court located within the State of Nevada (a “Foreign Action”) by or in the name of any stockholder, such stockholder shall be deemed to have consented to (a) personal jurisdiction of the state and federal courts located within the State of Nevada in connection with any action brought in any such court to enforce the provisions of the Article X, and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity that acquires any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to all of the provisions of this Article X. For the avoidance of doubt, no Securities Act Action or Exchange Act Action (each as defined below) shall be subject to this paragraph but shall instead be subject to the following paragraph.

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (a “Securities Act Action”). Furthermore, the provisions of this Article X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended (an “Exchange Act Action”) or any other claim for which the federal courts of the United States have exclusive jurisdiction.

ARTICLE XI

RENUNCIATION OF BUSINESS OPPORTUNITY DOCTRINE

Section 1. Any director, officer or stockholder of the Corporation, and any of their affiliates, other than those directors, officers or stockholders who are employees of the Corporation, may engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, is or may in the future be engaged and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly is or may in the future be engaged. To the fullest extent permitted by the NRS, no director, officer or stockholder of the Corporation, or any of their affiliates, other than those directors, officers or stockholders who are employees of the Corporation, shall be held individually liable to the Corporation or its stockholders or creditors for any damages as a result of engaging in any such activities.

Section 2. To the fullest extent permitted under the NRS, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered and opportunity to participate in, business opportunities that are from time to time presented to the directors, officers or stockholders of the Corporation, or any of their affiliates, other than those directors, officers or stockholders who are employees of the Corporation. To the fullest extent permitted under the NRS, no director, officer or stockholder of the Corporation, or any of their affiliates, other than those directors, officers or stockholders who are employees of the Corporation, shall be held individually liable to the Corporation or its stockholders or creditors for any damages as a result of pursuing or acquiring any such business opportunities.

Section 3. No amendment or repeal of this Article XI shall apply to or have any effect on the liability or alleged liability of any director, officer or stockholder of the Corporation or any of their affiliates for or with respect to any activities commenced, or any business opportunities of which a director, officer or stockholder became aware, prior to such amendment or repeal.